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                                                       Exhibit 3(b)

                              APPALACHIAN POWER COMPANY

                                ARTICLES OF AMENDMENT

                                        to the

                    RESTATED ARTICLES OF INCORPORATION, AS AMENDED



               1.   The name of the corporation is APPALACHIAN POWER
          COMPANY.

               2. The amendment is to create a new Series of 300,000 shares of Cumulative Preferred Stock, without par value, consisting of shares of such Cumulative Preferred Stock with designation, description and terms as follows:

                    (a) The distinctive serial designation of such series shall be "6.85% Cumulative Preferred Stock".

                    (b) The annual dividend rate for such series shall be 6.85% per share per annum, which dividend shall be calculat-ed, per share, at such percentage multiplied by $100, and the date from which dividends on all shares of said series issued prior to the record date for the dividend payable August 1, 1994, shall be cumulative, shall be the date of original issuance of the shares of such series.

                    (c) Such series shall not be subject to redemption except as provided in subparagraph (e) below.

                    (d) The preferential amounts to which the holders of shares of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100 per share, plus accrued and unpaid dividends.

                    (e)(1) A sinking fund shall be established for the retirement of the shares of such series. So long as there shall remain outstanding any shares of such series, the Corporation shall, to the extent not prohibited by law, on August 1 of each year commencing with the year 2000, redeem as and for a sinking fund requirement, 60,000 shares of the 6.85% Cumulative Preferred Stock at a sinking fund redemp-tion price of $100 per share plus accrued unpaid dividends to the date of redemption. The sinking fund requirement shall be cumulative so that if on any such August 1 the sinking fund requirement shall not have been met, then such sinking fund requirement, to the extent not met, shall become an additional sinking fund requirement for the next succeeding August 1 on which such redemption may be effected.

                        (2) The Corporation shall have the non-cumulative option, on any sinking fund date as provided in subparagraph
               (e)(1), to redeem at the sinking fund redemption price of $100 per share plus accrued and unpaid dividends to the date of redemption up to an additional 60,000 shares of such series. No redemption made pursuant to this subparagraph
               (e)(2) shall be deemed to fulfill any sinking fund redemp-tion established pursuant to subparagraph (e)(1).

                         (3) The Corporation shall be entitled, at its election, to credit against the sinking fund requirement due on August 1 of any year pursuant to subparagraph (e)(1) shares of such series theretofore purchased or otherwise acquired by the Corporation (other than pursuant to the option provided by subparagraph (e)(2)) and not previously credited against any such sinking fund requirement.

                    (f) The shares of such series shall not have any rights to convert the same into and/or purchase stock of any other series or class or any other securities, or have any special rights other than those specified herein.

               3.   The amendment was adopted on June 2, 1994.

               4. The amendment was duly adopted by the Board of Directors of the Corporation without shareholder action and shareholder action was not required.

               5. The amendment, and the certificate issued by the Virginia State Corporation Commission related thereto, shall be effective on June 14, 1994.

                                             APPALACHIAN POWER COMPANY


                                             By__/s/ Jeffrey D. Cross_
                                               (Jeffrey D. Cross)
                                               Assistant Secretary


          June 6, 1994

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